UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant of Section 13 or 15(d) of the Securities Exchange act of 1934

May 14, 2004 (May 1, 2004)

Date of Report (Date of earliest event reported)

ACCESS ANYTIME BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28894	85-0444597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

5210 Eubank Blvd, NE

Albuquerque, New Mexico 87111

(Address of principal Executive offices)

(505) 299-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 2.           Acquisition or Disposition of Assets

Access Anytime Bancorp, Inc. (the “Company”) is the unitary thrift holding company of AccessBank (formerly named FirstBank) (the “Bank”), a federally chartered stock savings bank which was conducting business from eight banking locations in Albuquerque, Clovis, Gallup, and Portales, New Mexico prior to the acquisition reported herein.  The Bank entered into a Branch Purchase and Deposit Assumption Agreement, dated as of January 30, 2004, with Matrix Capital Bank, under which the Bank would purchase certain of the assets and assume certain of the deposit and other liabilities of the two Matrix Capital Bank branch facilities located in Las Cruces, New Mexico.  That transaction was approved by the Office of Thrift Supervision on April 7, 2004, and was consummated on May 1, 2004.  Pursuant to the transaction, the Bank assumed approximately $78.5 million in deposits.  The Bank acquired approximately $18.7 million in loans; $0.2 million in leasehold improvements and furniture, fixtures and equipment; $2.5 million in real estate; and the cash on hand at the two branch locations.  The acquired assets have been used in the banking business by Matrix Capital Bank and will continue to be used in the banking business under the name AccessBank.

In consideration of the assumption by the Bank of deposits and other liabilities, Matrix Capital Bank made a cash transfer to the Bank on the closing date of approximately $51.9 million, representing the total amount of deposits assumed by the Bank net of the amounts payable by the Bank to Matrix Capital Bank at closing.  The amounts payable by the Bank to Matrix Capital Bank at closing represented: (i) the purchase price of the leasehold improvements and furniture, fixtures and equipment, (ii) the unpaid balance of transferred loans, less an agreed discount, (iii) the value of the vault cash at the branches, (iv) the purchase price of the real estate, and (v) a net deposit premium of $4,971,984.

In connection with the transaction, Matrix Capital Bank has agreed, for a period of twelve months after the closing, that neither Matrix Capital Bank nor any of its subsidiaries, affiliates, successors or assigns will enter into any agreement to acquire, lease, purchase, own, operate or use any building or other facility within Dona Ana County, New Mexico, for the purpose of accepting deposits, cashing checks, making loans or conducting general banking business.  In addition, Matrix Capital Bank has agreed that it will not, for a period of 24 months after the closing date, directly or indirectly, attempt to cause any customer or depositor currently doing business with one of the branches to withdraw its banking affiliation from such branch or cause any person now or hereafter employed at any branch to terminate such employment.

There are no material relationships between Matrix Capital Bank and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer.

The financial statements and pro forma financial information relating to the acquired business which are required to be filed with the SEC are expected to be filed by amendment to this Form 8-K by July 13, 2004.

Item 7.  Financial Statements and Exhibits

(a)                                  Exhibits.

Exhibit (2) -                               Branch Purchase and Deposit Assumption Agreement dated as of January 30, 2004, between Matrix Capital Bank and FirstBank (incorporated by reference from the Company’s March 31, 2004 Form 10-QSB).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS ANYTIME BANCORP, INC.

DATE: May 14, 2004

	By:	/s/ Norman R. Corzine
Norman R. Corzine, Chairman of the Board
and Chief Executive Officer
(Duly Authorized Representative)